Exhibit 99.3

BIO-KEY 3RD QUARTER EARNINGS CONFERENCE CALL

November 13, 2006, 9:00 AM ET

Operator:                                              Ladies and gentlemen, thank you for standing by and welcome to the Bio-Key Third Quarter Earnings Conference Call.  At this time, all participants are in a listen only mode.  Following today’s presentation instructions will be given for the question and answer session.  If anyone should require assistance during the conference, please press star followed by the zero.  As a reminder, this conference call is being recorded today, Monday, November 13 of 2006.

I would now like to turn the conference over to Gus Okwu.  Please go ahead, sir.

Gus Okwu:                                      Thank you.  Good morning everyone.  Thank you for joining us on Bio-Key Inc’s Third Quarter Conference Call.  Joining me today on the call are Tom Colatosti, Bio-Key’s Chairman, the Company’s CEO, Mike DePasquale, and Bio-Key’s CFO, Frank Cusick.

The agenda for today will be as follows:  Mike will first offer some comments on industry trends and development, and provide you with a more detailed look at Bio-Key’s financial results.  We will then open the call up for the questions.

Today’s conference call may contain forward looking statements that are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the base of these statements.  The words estimate, project, intends, expects, believes, and similar expressions are intended to identify forward looking statements.  Such forward looking statements are made based on management’s beliefs, as well as assumptions made by, and information currently available to management, pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.

For a more complete description of these and other risk factors that may affect the future performance of Bio-Key International, Inc., see risk factors in the Company’s annual report, Form 10KSB and its other filings with the Securities and Exchange Commission.

We do caution not to place undue reliance on these forward looking statements, which speak only as of the date made.  The Company also undertakes no obligation to disclose any revisions to these forward looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

Bio-Key issued earlier this morning a press release with details of our quarterly financial and operating results.  This document is available in the press release section of our web page at www.bio-key.com.  A replay of today’s call will be available beginning one hour after completion of this call until 11:59 p.m. Eastern

Time on November 20th.  The replay may be accessed by dialing (303) 590-3000.  The access code of the replay is 11074899#.

Please note that information reported on this call speaks only as of today, November 13th, 2006; and, therefore, you’re advised that time sensitive information may no longer be accurate as of the time of any replay.

I would finally advise that this conference call is being broadcast live through an Internet web cast system that can be accessed on our web page at www.bio-key.com.

And now I’d like to turn the call over to Mike DePasquale.

Mike DePasquale: Thank you, Gus.  Good morning, ladies and gentlemen, and thank you for joining us for our third quarter 2006 earnings call.  On our last call we were able to report continued growth in our business, in contrast to many of our peers, who reported negative organic growth and low visibility.

Our strategy of focusing on the public safety space and commercial market remains a key differentiator for the Company.  We remain well positioned in the public safety marketplace, as confirmed by our third quarter results, which I’ll walk you through in a few minutes.

First responders throughout the country are becoming more acquainted with the breath of applications and advanced software we provide, geared towards facilitating a more efficient working environment for those protecting us on a daily basis.

We believe our recent and future success will be due to several trends that are currently driving the public safety space.  These trends are a growing demand from government, at the federal, state, and local levels, for secure access to information, expanding mobile and wireless connectivity, and remote ID of both first responders and individuals at the point of contact.  We are one of the few companies whose product suite capably answers each of these specific needs.

Additionally, we are at the leading front in developing robust and integrated software applications that enable data to be shared across departments and agencies on a regional basis.  Contracts that we have won over the most recent quarters indicate a growing interest amongst local agencies for greater data sharing capabilities.

We are also one of the first companies to incorporate fingerprint identification applications into the field; enabling personnel to more securely access critical information and effectively manage their time.  Although adoption and large scale deployment in the biometrics arena is lagging behind our previously stated objectives, this is an industry wide issue that we believe will begin to address itself in the coming quarters and Bio-Key’s attempting to accelerate the adoption cycle with an announcement we made last month at Oracle Open World.

We’re offering our software development kit or SDK, as well as the client side of our application free to any application developer interested in incorporating a finger biometrics access option into their solution.

We have also created a rapid deployment package that includes all of the software and services to quickly integrate our VST or web key products into any application.  By offering the use of this technology to end users at no charge, many companies can begin to consider this option for customers that may already have a finger scanner built into their computer or are planning to acquire one in the near term.

Moving onto the government space, our three key programs that will accelerate the national adoption of finger biometric technology, you’ve heard about these many times on our call and others are the transportation workers’ secure card, HSPD12 and first responder ID.  Bio-Key is involved in each of these initiatives along with a number of system integrators and partners.  We’ve already validated our core biometric proprietary technology VST with the National Institute of Standards and Technology, also known at NIST, through the fingerprint SDK test, earlier this year, where we achieved great accuracy results using very large data sets collected by the government.  Those results included a 99.33% average true [Inaudible] rate on the most relevant data set from US visit.  The NIST is a federal technology agency that develops and promotes measurements, standards, and technologies, and they’ll play an important role in biometrics going forward.

We are currently completing the standard interoperability validation testing for our biometric algorithm, which is also being conducted by NIST.  This, along with our developing relationships with several middleware, logical, and physical access control solution providers will set the stage for Bio-Key to participate on contracts with federal agencies and contractors over and above our current participation in the FiXs federation with the key service providers including Northrop Grumman, EDS, and SRA International.

In particular, as one of the largest suppliers of mobile and wireless solutions for first responders, we have a distinct competitive advantage in this space.  Over the coming years every single police, fire, and EMT will hold a secure credential that will include a biometric component and we would like nothing more than to have that be our Bio-Key finger biometric product integrated into that credential.

Our joint venture identified and their strong relationship with Dell continues to build momentum.  And they are deploying our biometric technology in a number of high profile accounts in various industries.  Directly, Bio-Key is seeing activity in specific vertical industries, such as testing and certification, corporate network authentication, retail POS, and banking.  For example, we have seen the successful deployment of our technology into over 650 testing centers in over 60 countries with our partner Choice Point.  Our partnership with Choice Point has seen strong demand in the testing and certification space with follow on transactions already announced with The Association of American Medical Colleges, for their MCAT exam.

Due of the chain of trust that begins once a candidate appears on the medical landscape, taking the MCAT, we’re now engaged with these organizations, state medical boards and licensing organizations as well, that need to maintain contact with the candidate.  Consequently, we now have follow on business opportunities that support our strategy to become the dominant commercial identification credential software provider in this space.  The Bio-Key enabled MCAT exam process is slated to be in full production starting January 2007, after several successful nationwide trials.

Beyond offering simply a fingerprint algorithm to allow one-to-one matching of claimed ID to a person, our unique differentiator of single finger, large scale, one to many allows fast, simple identity and alias checking, without the cumbersome process of collecting more than two fingers.  Additionally, our patented web key platform, when layered on top of this core capability, allows for credential and identity checks to take place from anywhere that a browser and any one of 40 supported fingerprint readers can be connected to the Internet.

Our customers choose Bio-Key over lower priced competitive options, because a Bio-Key enrollment is truly a long lived, highly accessible asset for commercial enterprise or government agencies to leverage.  That’s what separates us from our commodity biometric competitors.

As Gus mentioned earlier today, we released our results for the 2006 third quarter and nine months ending September 30th, 2006.  Our results continue to show steady growth in the public safety segment, highlighted by modest operating profit reported by our law enforcement business unit, and continued improvement in fire safety and EMS.

Total revenues for the three months ending September 30th, 2006 increased 30% to $4.2 million from $3.2 million reported in the restated financial statements for the corresponding period in 2005.  Gross profit for the third quarter of 2006 increased 32% to $3.4 million from $2.6 million for the corresponding period in 2005.  Bio-Key’s gross margin for the third quarter of 2006 improved to 81.9% from 80.5% for the corresponding period in 2005.

Operating expenses for the third quarter of 2006 decreased 11% to $4.1 million from $4.6 million for the third quarter of 2005.  The Company’s operating loss decreased by 66% to $681,000 compared to $2 million for the corresponding period in 2005.

Bio-Key’s net loss for the third quarter of 2006 was $6.6 million compared to a net loss of $447,000 for the third quarter of 2005.  However, the $6.6 million net loss amount for the third quarter of 2006 includes a 5.5 million dollar item relating to the early extinguishment of debt.  The third quarter 2006 net loss per fully diluted share was $0.14 compared to a net loss per fully diluted share of $0.02 for the corresponding period in 2005.

Over the nine month period ended September 30, 2006 we reported an increase in total revenues of 3% to $11.2 million from $10.9 million reported for the corresponding period of 2005.  Gross margin for the nine months ended September 30th, 2006 improved to 78.6% from 72% for the corresponding period of 2005.  Operating expenses for the nine months ended September 30th, 2006 decreased 12% to $12.7 million from $14.4 million reported for the corresponding period in 2005.

The Company’s operating loss decreased 41% to $3.9 million from $6.5 million for the corresponding period of 2005.  Net loss for the nine months ended September 30th, ‘06 was $11.5 million compared to a net loss of $1.4 million for the corresponding period in ‘05.  The $11.5 million dollar net loss amount for the nine months ended September 30th, 2006 includes $7.8 million relating to the early extinguishment of debt.  The net loss per fully diluted share for the nine months ended September 30th, 2006 was $0.25 compared to a net loss per fully diluted share of $0.09 for the first nine months of 2005.

The increase in third quarter 2006 revenue was driven primarily by the completion of a long-term project and new contracts booked earlier in the year with related revenue recognized during the third quarter, coupled with strong maintenance revenue.  Included in the third quarter revenue total was $773,000 from a long-term project that the Company had participated in as a subcontractor.  Gross profit during the third quarter increased, as revenue growth outpaced cost of revenues.  Operating expenses declined during the third quarter of 2006 due to our continued focus on cost reduction programs initiated during the fourth quarter of 2005.

Some of the new contracts booked during the period included a commitment by the Indiana University Police Department for our Mobile Cop software and commitments by the Bakersfield, California, Davenport, Iowa, and Cleveland Heights fire departments for our Fire RMS records management solution.

We are clearly more than satisfied with the continued and consistent results being reported by our law enforcement business unit, which generated a modest operating profit of $300,000 in the third quarter and the ever improving quarterly performance of our fire safety unit.

We continue to see growing demand for our fire safety applications and especially since the integration of mobile capabilities into this unit’s product suite.  And we also believe that our recent introduction of applications enhancing data sharing between multiple agencies on a regional basis continue to position Bio-Key as the standard for innovative software and applications serving the first responder community.

Turning to the balance sheet, as previously announced, we completed several initiatives during the third quarter that restructured our balance sheet and provided us with additional liquidity.  These initiatives included the exchange of all of Company’s subordinated notes to preferred equity.  We also converted a portion of our senior debt to common equity and deferred several payments until final maturity of the senior debt. As a result, the Company’s debt obligations decreased from approximately $11 million to approximately $5 million.

We also completed a previously announced common equity raise during the third quarter of ‘06 that netted the Company approximately $1.5 million.  As a result, we now have greater flexibility.

In summary, we had a great quarter highlighted by strong sequential and year-over-year revenue growth, with continued good visibility of our sales pipeline.  We continue to see operating improvements by each of our public safety business units and believe that we are close to finally seeing some movement in the biometrics space due to the recent changes aimed at moving a number of these major programs, such as secure credentialing for government and transportation workers, and other programs like that.

The third quarter also saw us restructure our balance sheet in order to create some operating flexibility, as well as improve our liquidity.  We also used the opportunity complete an equity raise that raised additional capital for growth and allows us to concentrate our efforts on expanding our business.

Goals and objectives we cited on our last call remain in effect.  To improve our competitive position, improve our access to capital, and move us closer to listing on a US national exchange.

With that said many thanks for listening.  Before we begin taking questions, I would like to remind you that a replay of this teleconference will be available beginning an hour after we conclude the call.  We will provide that number again at the end of the call.

Now let me turn it back to the operator for questions.

Operator:                                              Thank you. Ladies and gentlemen, at this time we’ll begin the question and answer session.  If you have a question, please press the star key, followed by the one on your touchtone phone. If you’d like to decline from the polling process, please press the star key, followed by the two.  You will hear a three tone prompt acknowledging your selection.   Please ask one question, and one follow-up, and requeue for additional questions.  If you are using speaker equipment, you will need to lift the handset before pressing the numbers.

One moment please for our first question.  Our first question comes from David Sterman from Jesup Lamont Securities.

David Sterman:               Good morning.  How are you?

Mike DePasquale: Good morning, David.

David Sterman:               Wondering if you could just, I guess first off, give a breakdown of the division — the revenue in each division for the quarter?

Mike DePasquale: I think, Frank, I will turn that over to you.  Do you have that data available?

Frank Cusick:                        Yup.  I do.  Just a minute.  Okay.  The revenue in law enforcement was $2.8 million, fire safety was $1.2, and biometrics was $100,000.

David Sterman:               Okay.  And I remember from the last quarter you had mentioned that the law division generated a modest operating profit.  Do you think that was again the case this quarter?

Unidentified Company Participant:         Yes, it was.

David Sterman:               Okay.  Moving over, the $773,000 dollar project that you completed, should we assume that that strength is therefore kind of a little bit of an aberration?  I guess I’m looking at Q4 now and the absence of that.  It should — you know, you’ve been building sequentially here throughout the year, but looks like maybe there’ll be a pull back in Q4, since that project is done.  Is that correct thinking?

Mike DePasquale: This is Mike.  That project and the $773,000 dollars was a single event clearly from, again, a long-term project that we have been involved in for a number of years, but obviously we have other business we would hope and plan to replace that amount going forward.

David Sterman:               Okay.  Could you give me a sense of share count with the Q3 financing that you did?

Mike DePasquale: Frank, I believe that it’s in the 53 million share range.  Is that correct?

Frank Cusick:                        Yeah.  The shares outstanding are 54 million at this point, so that’s we used —

David Sterman:               Okay.

Frank Cusick:                        — for the calculation.

David Sterman:               Okay.  And my final question, in the last quarter you had a couple of $500,000 dollar deals.  $500,000 plus deals. Was wondering what that metric was this quarter?

Mike DePasquale: In terms of sales or bookings, we — you know, we have a number of deals in that range that will close, you know, throughout the quarter.  Those tend to get delivered over multiple quarters.  So, for example, if you look back at the last quarter, we closed a deal with Washington County, Minnesota.  That was about an $800,000 or $900,000 contract that all of the revenue will be delivered across three quarters.

So that’s pretty common in this business.  There are some, again, large contracts that we can turn very quickly, but, you  know, most of the $400,000, $500,000, $600,000, $700,000 or $800,000 contracts in public safety generally take a couple of quarters to deliver.

David Sterman:     Okay.  Great.  I will step back in the queue.  Thank you.

Operator:               Thank you.  Our next question comes from Geary Siroonian, a private investor.

Geary Siroonian:        Good morning, Mike.  Hey, great job on another terrific quarter.  Wonderful growth.  I wonder if I could go back and look at a couple of our big partnerships out there, and get some thoughts as to how significant they are, and where they tend to lead?  We’ve had a long-term relationship with Oracle, a major participant in things like Oracle world, and I guess my curiosity is why would a company like Oracle, of course, partner with us, and why not consider actually acquiring us, since we play such a significant role in their business?

Mike DePasquale: That’s a great question, Geary.  Number one, you’re right.  I’ll confirm, of course, and we’ve confirmed this publicly with some announcements just about a month ago at Oracle Open World.  We have a very tight and integrated relationship with them.  We’ve developed and integrated into their fusion middleware, which is their — really their go forward application suite that they’re bringing to market in a big way.  There are hundreds and hundreds of application providers that participate in that program.

And we are one of the only, if the only, finger biometric company that’s fully integrated and is promoted, you know, by them and with them.  One of the reasons why we made the decision to accelerate our technology, in essence, almost give it away on the front end for free to hopefully, again, get the market moving.

One of the reasons we did that is we believe that the visibility we’ll get with all of the application providers, just connected with Oracle, could be significant.  And, you know, there’s no surprise that this industry, and when I talk about biometrics as an industry and it’s not really an industry, it’s — biometrics are really becoming a feature and I don’t think there’s going to be a biometric industry going forward, but there’s going to be plenty of technology, again, that gets incorporated into applications.

But, you know, to go back on what I was saying, I think that we can create a significant opportunity by allowing these application providers the ability, with very low cost of entry, to offer a biometric option as part of their access or authentication offering for their application.  And, you know, we’re trying to do everything we can.

We co-developed our indexing technology that allows us to scale one to many finger matching to very large populations with Oracle and so it’s significant, but,

again, going back to the original point I wanted to make. This industry’s in a malaise and things are taking much longer at all levels across the business.  At the federal level, the state and local level, and the commercial marketplace.  It’s taking longer than any of us would have imagined for finger biometrics to take hold.  Some of it, again, I think has to do with the infrastructure, the fact that, you know, you need an appliance, and you have to have a finger scanner.  That road block continues to get broken down, but we’re starting to see some real movement.  Most of it is international, by the way.

I saw on Friday that Pay by Touch announced with Citibank in Singapore that they’re going to finally deploy a biometric credit card.  That means that you will be able to transact as you would with a credit card, a physical credit card.  You will be able to transact with your finger and pin alone.  You will not have to carry the card itself for a transaction.  And they’re beginning that with 190,000 participants in Singapore.

So, you know, we’re starting to see some movement.  But it’s definitely happening more on the international front than it is here domestically.  And, we all know that the federal government has been very, very slowing letting any of these major programs move forward.  There are a lot of reasons.  We can, you know, probably talk about those for the next two days, but that is a reality of the space that we’re operating right now.

Geary Siroonian:        Okay.  Regarding our offer to the open source of our technology, what’s — I know it’s still real early since we’ve announced that, but what kind of response have we had so far?

Mike DePasquale: We got very, very good response right at the event, at the Oracle Open World event and I want to be cautious.  We’re not open sourcing the technology.  What we’re doing is, again, we’re making it available at no cost.  Open sourcing would put it into the public domain.

Geary Siroonian:        Okay.

Mike DePasquale: We’re certainly not ready to do that yet, although, you know, there could be an opportunity, if it makes sense, to do that going forward.  But right now we want to make it easy for any application provider to deploy this down at the end user level. There will be no cost at all for that end user to download the client and to use the biometric technology.  All the application provider will need to do, or the vendor, or the company would need to do is buy the back end matcher from Bio-Key and we size that based on the — you know, the magnitude of the population, and they can be up, and running, and in business very quickly.

Geary Siroonian:        Okay.  And, if I could, one more question?  Regarding our police and fire business, we seem to be pretty significant players there.  Do you have any sense of what our share in that business is at this point?

Mike DePasquale: Well, as it relates to mobile and wireless access, that is, for example, police riding in cars with laptops, who are holding a handheld device, and accessing, you know, state and local databases, we are a dominant player.  Probably the two largest players in that space are Motorola and Bio-Key.

Geary Siroonian:        Okay.

Mike DePasquale: In fire safety, in records management, we are absolutely the gorilla in the medium to high end of the market.  We have most of the major cities in North America, including Toronto, Calgary up in Canada, San Francisco, LA, Orange County, FDNY in New York using our solution on a daily basis.  And the real opportunity in fire is to bring all of those applications now mobile and wireless, and we have significant experience and expertise in that area, and we think that’s a big opportunity for us going forward.  And we’re starting to see really good growth in that market.

Geary Siroonian:        Okay.  So we have a significant share, but is it still a fairly young avenue of business for us in terms of where we can go?

Mike DePasquale: I think there’s an awful lot of growth opportunity, but I think it’s — and, by the way, it’s a reasonably mature market.  It’s not young.  But incorporating our other offerings, like, for example, our biometric technology for secure access or our identity match platform for the identification of individuals on a mobile and wireless device, or to be able to match fingerprints from crime scene, we believe that gives us tremendous expansion capability in that we already have a captive base of some 2500 accounts that use our technology on a daily basis.

Geary Siroonian:        Terrific.  Great.  Well, thank you very much.  Appreciate it and good quarter, again.

Mike DePasquale: Thank you, Geary.

Operator:                                              Thank you.  Ladies and gentlemen, once again, if you have any further questions, please press the star key, followed by the one at this time.  And, as a reminder, if you are using speaker equipment, you will need to lift the handset.  One moment please.  Our next question comes from Richard Pew from Richard Pew Investment Counsel.

Richard Pew:                           Good morning, Mike.

Mike DePasquale: Good morning, Richard.

Richard Pew:                           I wanted to ask you about the pipeline.  I don’t know if you can be anymore specific than you have been already, but you sort alluded to a pipeline, but didn’t get into any specifics at all.  What can you share with us?

Mike DePasquale: The only thing I can share with you, Richard, is that our pipeline is growing.  It’s growing in each of our verticals.  I think we’ve already spoken an awful lot about biometrics. We have more and more, almost on a quarterly basis, we’re involved in more pilot projects and early deployments.  Unfortunately, they’re not moving to run time as fast as we would like, but clearly our business and potential and opportunity continues to grow there.  And in public safety, that also remains to be the case.  We are growing and finding more and more opportunities and deals on a quarterly basis.  So our pipeline is growing.

Richard Pew:                           My second question has to do with the Internet.  The only person I personally know who’s lost their identity had it stolen, so to speak, and lost money as a result.  Lost it in Internet transactions, which seems to me to be an ideal place for biometrics to take over and reduce that kind of theft.  Do you see anything development there or is it taking just as long as the government to occur?

Mike DePasquale: It’s taking quite some time to occur.  I think that’s an area where the appliance plays a major role.  So, for example, if you happen to have recently purchased a computer with a finger scanner in it, you’re already to go and you would love to have, you know, secure access, convenient finger biometric access to perhaps your Fidelity account, or your EBay account, or whatever.

But if you don’t have the appliance, then you need to acquire one. Now, they’re coming down in price and they’re becoming more readily available, even in the retail space.  But it takes an infrastructure change for a large company like Fidelity, or an EBay, or your bank to incorporate that technology and then drive it down to the field.

I think it’s just taking a little bit longer, because, again, the infrastructure required to pull it all off takes not only an investment, but it takes a lot of support and it takes an awful lot of time.  I do believe, and there is not one bank that we’ve been engaged with or not even — banks we meet at conferences, at the FAFE TIC, technology conferences, and the like that are not looking at biometrics, finger biometrics in particular, to play some role in their access and authentication process going forward.

It’s just a question of who’s going to lead first and when it happens, it’s going to be explosive.  And it will happen across the industry, but it is absolutely taking time.   And the Internet is a perfect place for that to start.

As I mentioned, you know, Pay by Touch is a company that’s raised a lot of money, gotten a lot of visibility in trying to incorporate biometrics into the retail marketplace.  Even do it again over the Internet.  They made a major announcement on a product that would incorporate full and secure access over the Internet for retail transactions.  But, you know, clearly again, it is taking time and it’s happening on the international front faster than it’s happening here in our own country.

Richard Pew:                           Is there anything you can do to accelerate that trend, other than what you’ve already done?

Mike DePasquale: Well, you know, we’ve taken the first step and the first step is to make it really easy for these application providers, these companies to incorporate finger biometrics into their solution set.  I think there’s quite a bit more that we can do going forward.  Partnering more closely with the hardware manufacturers.  In fact, maybe even offering, you know, somewhat of our own platform going forward, that would include hardware.  That might make it easy for individuals to buy full and complete solutions.

So there are things that we are considering, but I think, at the end of the day, in order to this finger biometric functionality, it’s going to require a package, a solution.  It’s going to have to be easy.  It’s going to have to be supportable and it’s going to have to touch the consumer.  And, you know, that’s what we have our eyes on right now.

Richard Pew:         All right.  Thank you.

Mike DePasquale: You’re welcome.

Operator:                                              Thank you.  Ladies and gentlemen, once again, if you have any further questions, please press the star key, followed by the one at this time.  And, as a reminder, if you are using speaker equipment, you will need to lift the handset.  We have a follow-up question from Geary Siroonian.  Please go ahead.

Geary Siroonian:        Yes.  Mike, can you also maybe elaborate a little bit on why you think this business is slow to take off?  Is it a social acceptance or financial commitments that seem to be holding it back or something else?  Can you elaborate on that a little bit?

Mike DePasquale: I think it’s a little of everything, but I still contend it’s the infrastructure required to move the technology down at the consumer level.  So, for example, if you’re using passwords today as, you know, Fidelity uses, or pins, or even tokens, then they may be using tokens for some high net worth applications, you know, you need — a password system is controlled locally.  It’s controlled and managed internally.  A fingerprint biometric system, although it’s managed internally, it’s much more secure, and much more convenient, requires, again, that that appliance is out at the other end, right with the consumer or the end user.  So I think it’s just a matter of figuring that out.

The price of the device and the price of the sensor is coming down dramatically.  It’s going to come down even more.  There are technologies that are coming out today that are very, very inexpensive that will get incorporated into virtually all kinds of devices, and I think that will also drive the business.  But that, to me, is the biggest impediment today, Geary, to widespread commercial deployment.

Geary Siroonian:        Okay.  Good.  Thank you.

Operator:                                              We have no further audio questions at this time.  Please continue.

Mike DePasquale: Thank you again for participating in today’s call and we hope you will join us again for our next conference call to discuss our fourth quarter and our year-end results.  Thank you very much.

Operator:                                              Thank you.  Ladies and gentlemen, this does conclude the Bio-Key Third Quarter Earnings Conference Call.  If you’d like to listen to a replay of today’s conference, please dial 1-800-405-2236 and enter the access code of 11074899.  Once again that number is 1-800-405-2236 and enter the access code of 11074899.  Thank you.  You may now disconnect.

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